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                                 [Exhibit 10.3]

                      IN THE UNITED STATES BANKRUPTCY COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA

                                                   :
In re:                                             :  Chapter 11
                                                   :
FASTNET CORPORATION, et al.,(1)                    :  Case No. 03-23143 (TMT)
                                                   :  (Jointly Administered)
                           Debtors.                :
                                                   :

           ___________________________________________________________

              APPLICATION OF THE DEBTORS AND DEBTORS-IN-POSSESSION
             FOR AUTHORIZATION TO RETAIN AND EMPLOY DH CAPITAL, LLC
                  AS INVESTMENT BANKERS EFFECTIVE JULY 16, 2003
           ___________________________________________________________

         The above-captioned debtors and debtors-in-possession (collectively, the "DEBTORS"), by and through their undersigned counsel, hereby move this Court to enter an Order, pursuant to Sections 327(a) and 328(a) of Title 11 of the United States Code ss.ss. 101, ET SEQ. (the "BANKRUPTCY CODE"), authorizing the retention and employment of DH Capital, LLC ("DH CAPITAL") as investment bankers effective July 16, 2003. In support thereof, the Debtors respectfully represent as follows:
                                   BACKGROUND
                                   ----------

         1. On June 10, 2003 (the "PETITION DATE"), Fastnet Corporation ("FASTNET") filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. On June 13, 2003, each of the other above-captioned Debtors also filed a petition for relief under Chapter 11 of the Bankruptcy Code. The Debtors' Chapter 11 cases have been consolidated for procedural purposes only.

--------
1 The Debtors consist of the following entities: FASTNET Corporation, Netaxs Corp., SuperNet, Inc., NetReach, Inc., Fastnet Acquisition, Inc. and Fastnet Acquisition Corp.

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         2. The Debtors continue to operate their businesses and manage their properties and assets as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code.

         3. On June 20, 2003, the United States Trustee designated an Official Committee of Unsecured Creditors (the "CREDITORS' COMMITTEE").

         4. The Debtors are internet service providers ("ISP") and provide internet access and enhanced products and services to its business and residential customers located in the mid-Atlantic region of the United States. The Debtors' services include high-speed data and internet services, data center services including web hosting and managed and unmanaged collections services, small office-home internet access, wholesale ISP services, and various professional services including eSolutions and web design and development.

                                  JURISDICTION
                                  ------------

         5. The Court has jurisdiction over this matter pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper in this district pursuant to 28 U.S.C. ss.ss. 1408 and 1409. This is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(A). The statutory predicates for the relief sought herein are Sections 327 and 328 of the Bankruptcy Code and Rules 2014 and 5002 of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES").

                       RELIEF REQUESTED AND BASIS THEREFOR
                       -----------------------------------

         6. Pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code, the Debtors request that this Court enter an Order authorizing the retention of DH Capital as their investment bankers effective July 16, 2003.

         7. Founded in 2001, DH Capital's principals have over forty years of combined experience across a number of media and communications sectors and have successfully led hundreds of transactions as investment bankers, commercial bankers, business development executives and operators. Accordingly, the Debtors believe that DH Capital is uniquely qualified to provide them with investment banking services in these cases.

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                                   BACKGROUND
                                   ----------

         8. Prior to the Petition Date, DH Capital represented Fastnet Corporation as its investment banker in connection with the possible issuance of equity securities. However, no securities were ever issued in connection with such offering.

         9. As a result of its pre-petition services, DH Capital is intimately familiar with the Debtors' respective assets, liabilities and markets.

SCOPE OF ENGAGEMENT
-------------------

         10. The Debtors propose to retain DH Capital on the terms and conditions set forth in the engagement letter attached hereto as Exhibit "A" and incorporated herein by reference (the "ENGAGEMENT LETTER"). As discussed more fully in the Engagement Letter, the Debtor may ask DH Capital to provide assistance with regard to the initiation of the following potential transactions (collectively referred to as the "TRANSACTIONS"):

                  a.               transactions whereby the assets, or a portion
                           thereof, of the Debtors may be directly acquired by another party or parties;

                  b.               transactions whereby the capital stock, or a
                           portion thereof, of the Debtors may be directly acquired by another party or parties;

                  c.               transactions whereby another party or parties
                           may make an equity or debt investment, or combination thereof, with the exception of Debtor in Possession ("DIP") financing, in the Debtors, whether by way of secured or unsecured financing, refinancing, purchase of capital stock or assets or otherwise; and whether directly from the Debtors or otherwise; and

                  d.               transactions whereby the Debtors may be
                           merged into or consolidated with another party or parties.

         11. The services of DH Capital are necessary to enable the Debtors to successfully reorganize and maximize the value of the Debtors' estates. The Debtors believe that DH Capital is qualified and able to represent the Debtors in a cost-effective, efficient and timely manner.

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DISINTERESTEDNESS
-----------------

         12. To the best of the Debtors' knowledge, information and belief, and except as otherwise disclosed by DH Capital in the Affidavit of Peter B. Hopper (the "DH CAPITAL AFFIDAVIT"), DH Capital (i) does not hold or represent any interest adverse to the Debtors' estates, and (ii) is a "disinterested person" as that phrase is defined in Section 101(14) of the Bankruptcy Code. A true and correct copy of the DH Capital Affidavit is attached hereto as Exhibit "B" and incorporated herein by reference in its entirety.

         13. DH Capital agreed to waive any and all claims (including without limitation any options to acquire the Debtors' capital stock which it holds or to which it may be entitled) relating to the period prior to the Debtors' respective Petition Dates.

COMPENSATION
------------

         14. Subject to Court approval in accordance with Section 330(a) of the Bankruptcy Code, compensation will be payable to DH Capital as follows:

                  a.               During the term of this engagement the
                           Debtors will pay DH Capital a monthly retainer ("MONTHLY RETAINER") in the amount of $15,000 per month. The Monthly Retainer shall be paid in advance on the first of each month. The Monthly Retainer fees paid to DH Capital shall be credited against the Transaction(s) fees earned by DH.

                  b.               If the Debtors consummates, directly or
                           indirectly, a Transaction (i) with any party or parties prior to the expiration of the Exclusivity Period (as defined in the Engagement Letter) or (ii) within six months of the expiration of the Exclusivity Period, the Debtors shall compensate DH Capital, as follows:

                                    i.    If the assets of the Debtors are sold
                                    in a single Transaction or through multiple
                                    Transactions DH Capital shall be paid based upon the gross amount of consideration from the Transaction(s). DH Capital shall receive 5% of the first million dollars of consideration, 4% of the second million dollars of consideration, 3% of the third million dollars of consideration and 2% of each additional dollar about three million in consideration from the Transaction(s). DH Capital shall be paid in cash upon the closing of each Transaction less any Monthly Retainer payments received by DH Capital under the Engagement Letter which have not been previously reimbursed to the Debtors;

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                                    ii.   Upon the closing of a Transaction the
                                    Debtors will pay DH Capital 3.5% of the
                                    amount of equity capital invested into the Debtors from any party or parties. DH Capital shall be paid in cash upon the closing of each Transaction less any Monthly Retainer payments received by DH Capital under the Engagement Letter which have not been previously reimbursed to the Debtors; and

                                    iii.  Upon the closing of a Transaction the
                                    Debtors will pay DH Capital 2.0% of any debt raised for the Debtors from any party or parties. DH Capital shall be paid in cash upon the Closing of each Transaction less any Monthly Retainer payments received by DH Capital under the Engagement Letter which have not been previously reimbursed to the Debtors.

         15. DH Capital shall seek compensation and reimbursement of expenses upon proper applications for allowance of interim or final compensation in accordance with (i) the Bankruptcy Code, (ii) the Bankruptcy Rules, (iii) the Local Rules of this Court and (iv) any applicable Administrative Order of the Court, and shall be subject to review by this Court in accordance with Section 330 of the Bankruptcy Code.

         16. The applications will set forth in reasonable detail in narrative format the services performed and the professional persons providing such services. However, DH Capital shall not be required to maintain time records or to provide or confirm to a schedule of hourly rates for its services.

         17. Except as permitted by Section 504 of the Bankruptcy Code, DH Capital has neither shared nor agreed to share any compensation received from the Debtors' estates with any other person.

         18. On the basis of the foregoing, pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code, the Debtors request that the Court authorize the retention and employment of DH Capital to provide professional services regarding those subjects enumerated in paragraph 10 above.

RETENTION NUNC PRO TUNC
-----------------------

         19. Finally, the Debtors respectfully request the Court approve the retention of DH Capital NUNC PRO TUNC to July 16, 2003. The Court may grant retroactive approval of employment applications filed pursuant to Section 327 of the Bankruptcy Code in its sound discretion. In RE F/S AIRLEASE II, INC., 844 F.2d 99, 105(3d Cir. 1987); In RE ARKANSAS, 798 F.2d 645, 650 (3d. Cir. 1986).

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         20. Beginning on or around July 16, 2003, DH Capital (at the Debtors'
request) actively advised and assisted the Debtors in addressing key financial and operational restructuring issues.

         21. On the basis of the foregoing, pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code, the Debtors request that the Court authorize the retention and employment of DH Capital to provide professional services regarding those subjects enumerated in paragraph 10 effective as of July 16, 2003.

                                     NOTICE
                                     ------

         22. Notice of this Application will be served upon (i) the United States Trustee, (ii) counsel for the Creditors Committee, and (iii) all parties requesting service of notices pursuant to Fed. R. Bankr. P. 2002.

                  WHEREFORE, the Debtors respectfully requests this Court to (i) enter an Order authorizing the Debtors to retain and employ DH Capital effective July 16, 2003 for the purposes described herein and (ii) grant such other and further relief as the Court deems just and proper under the circumstances.

Dated: August 2, 2003       SCHNADER HARRISON SEGAL & LEWIS LLP

                            By:  /s/ Nicholas J. LePore, III
                                 ---------------------------------------
                                 Nicholas J. LePore, III (Pa. No. 32196)
                                 Michael J. Barrie (Pa. No. 85625)
                                 1600 Market Street, Suite 3600
                                 Philadelphia, PA 19103-7286
                                 (215) 751-2000 (telephone)
                                 (215) 751-2205 (facsimile)

                            Attorneys for the Debtors and Debtors In Possession

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                                    EXHIBIT A

                                       7


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                                 DH CAPITAL, LLC

                                  FEE AGREEMENT

July 16, 2003

Mr. Barry Borden
Chairman and CEO
FASTNET Corporation
3864 Courtney Street, Suite 130
Two Courtney Place
Bethlehem, PA 18017

Dear Mr. Borden:

FASTNET Corp. and its debtor-subsidiaries (collectively, the "Company") has requested the assistance of DH Capital, LLC ("DH Capital") with regard to the initiation of the following potential transactions (the "Transactions") while the Company operates under Chapter 11 Bankruptcy protection.

    (i) Transactions whereby the assets, or a portion thereof, of the Company may be directly acquired by another party or parties;

    (ii) Transactions whereby the capital stock, or a portion thereof, of the Company may be directly acquired by another party or parties;

    (iii) Transactions whereby another party or parties may make an equity or debt investment, or combination thereof, with the exception of Debtor in Possession ("DIP") financing, in the Company whether by way of secured or unsecured financing, refinancing, purchase of capital stock or assets or otherwise; and whether directly from the Company or otherwise; and

    (iv) Transactions whereby the Company may be merged into or consolidated with another party or parties.

In connection with its services relating to a sale of the Company's assets, DH Capital shall, if and as requested by the Company:

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         (i)    Prepare an Offering Memorandum describing the Company, its historical performance and prospects, including existing contracts, marketing and sales, labor force, and management and anticipated financial results of the Company. This Offering Memorandum will not be given to any potential buyer without the prior consent of the Company and only after execution of a confidentiality agreement satisfactory to the Company, unless agreed otherwise by the Company.
         (ii) Work with the Company in developing a list of suitable potential buyers who will be contacted on a discreet and confidential basis after approval by the Company.
         (iii)  Coordinate the execution of confidentiality agreements for potential buyers wishing to review the Offering Memorandum.
         (iv)   Help the Company to coordinate site visits for interested buyers and work with the management team to develop appropriate
                presentations for such visits.
         (v)    Solicit competitive offers from potential buyers.
         (vi) Advise and assist the Company in structuring the transaction and negotiating of the transaction agreements.
         (vii) Assist in negotiating the transaction and assist the Company's attorneys and accountants, as necessary, through closing on a best efforts basis.

In connection with its services relating to a financing by the Company, DH Capital shall, if and as requested by the Company:

         (i) Advise, in light of current market conditions, on all aspects of the financing, including timing, structure and terms.
         (ii) Conduct due diligence and complete a formal Financing Memorandum which describes the financing and the Company's business, including its history and future prospects.
         (iii) Approach potential investors, including private capital investment funds and other institutional investors.
         (iv) Solicit term sheets from those investors interested in the financing.
         (v) Negotiate with investors regarding the terms and structure of the financing.
         (vi) Advise the Company, its attorneys and accountants, as required, regarding documentation.
         (vii)  On a best efforts basis, participate in closing the financing.

DH Capital agrees to render such assistance, and the Company agrees to retain DH Capital exclusively, upon terms and conditions and in consideration of the compensation hereinafter set forth as follows:

    A. The Company hereby authorizes DH Capital and DH Capital hereby agrees for a period of four (4) months from the date hereof (the "Exclusivity Period") to initiate discussions on an exclusive basis on behalf of the Company with a party or parties with respect to their interest in effectuating a Transaction. The authority herein granted to DH Capital shall terminate at the end of the Exclusivity Period unless active negotiations are then in progress between the Company and a party or parties, in which event the Exclusivity Period shall be extended until the termination of any such negotiation.

    B. In the event the Company receives an inquiry concerning any Transactions during the Exclusivity Period, the Company will promptly inform DH Capital of the potential Transaction and refer to DH Capital the inquiry.

    C. During the term of this engagement the Company will pay DH Capital a monthly retainer ("Monthly Retainer") in the amount of $15,000 per month. The Monthly Retainer shall be paid in advance on the first of each month. The Monthly Retainer fees paid to DH Capital shall be credited against the Transaction(s) fees earned by DH Capital pursuant to section D of this agreement.

    D. If the Company consummates, directly or indirectly, a Transaction (i) with any party or parties prior to the expiration of the Exclusivity Period or (ii) within six months of the expiration of the Exclusivity Period, the Company shall compensate DH Capital, at Closing in cash, as follows:

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         (1)  If the assets of the Company are sold in a single Transaction or through multiple Transactions DH Capital shall be paid based upon the gross amount of consideration from the Transaction(s). DH Capital shall receive 5% of the first million dollars of consideration, 4% of the second million dollars of consideration, 3% of the third million dollars of consideration and 2% of each additional dollar above three million in consideration from the Transaction(s). FOR EXAMPLE, IF THE ASSETS ARE SOLD IN TWO SEPARATE TRANSACTIONS, THE FIRST BEING TWO (2) MILLION DOLLARS AND THE SECOND BEING THREE (3) MILLION DOLLARS, DH CAPITAL WOULD RECEIVE $90,000 FROM THE FIRST TRANSACTION (5% ON FIRST MILLION PLUS 4% ON SECOND MILLION) AND $70,000 ON THE SECOND TRANSACTION (3% ON THIRD MILLION PLUS 2% ON ALL AMOUNTS ABOVE THREE MILLION). DH Capital shall be paid in cash upon the Closing of each Transaction less any Monthly Retainer payments received by DH Capital under this agreement which have not been previously reimbursed to the Company;

         (2) Upon the closing of a Transaction the Company will pay DH Capital 3.5% of the amount of equity capital invested into the Company from any party or parties. DH Capital shall be paid in cash upon the Closing of each Transaction less any Monthly Retainer payments received by DH Capital under this agreement which have not been previously reimbursed to the Company;

         (3) Upon the closing of a Transaction the Company will pay DH Capital 2.0% of any debt raised for the Company from any party or parties. DH Capital shall be paid in cash upon the Closing of each Transaction less any Monthly Retainer payments received by DH Capital under this agreement which have not been previously reimbursed to the Company;

         (4) For purposes of determining the Aggregate Value of the Transaction Consideration against which the DH Capital fee is to be computed, there shall be included in addition to the fair market value of any cash or securities received in connection with a Transaction, the aggregate amount of the indebtedness to be assumed directly or indirectly by the Investors with whom the Transaction is consummated.

         (5) The fee payable to DH Capital with respect to any consideration paid or received in a Transaction (whether paid or received at the closing of the Transaction ("Closing") or thereafter) shall be paid at Closing.

         (6) DH Capital shall not be liable for, nor shall its compensation be reduced by, any obligation incurred by the Company for an introduction or other service in connection with a Transaction.

         (7) In order that DH Capital may accurately compute the fee to which it is entitled in the event of the consummation of a Transaction, the Company shall furnish DH Capital upon request with copies of all documentation relating to any Transaction hereunder, commencing with the inception of the Transaction through the Closing thereof. In addition, the Company shall furnish DH Capital with all such other information (including all relevant data with respect to contingent and/or deferred payments or other consideration) relating to such Transaction as DH Capital may from time to time reasonably request both proceeding and subsequent to the Closing of any such Transaction.

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         (8)  DH Capital shall not be required to maintain time records or to provide or conform to such a schedule of hourly rates for its services.

    E. In the absence of a breach of DH Capital's obligations hereunder or DH Capital's negligence, misfeasance or willful misconduct in performing services hereunder, neither DH Capital nor any manager, partner, officer, director, employee, or stockholder of DH Capital shall be subject to any liability to the Company, for any act or omission in the course of, or in connection with, the rendering or providing of services hereunder. The Company shall indemnify and hold DH Capital, its managers, partners and their officers, directors, employees and stockholders harmless against any losses, claims, damages or liabilities to which they or any of them become subject in connection with the services referred to herein and shall reimburse them for any legal or other expense (including the cost of any investigations) reasonably incurred by them arising out of or in connection with any action or claim in connection therewith whether or not resulting in any liability; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability results from a breach of DH Capital's obligations hereunder or from DH Capital's negligence, misfeasance or willful misconduct in performing services hereunder. The provisions of this Section E shall indefinitely survive the termination of the authority granted to DH Capital pursuant to Section A hereof. Notwithstanding the foregoing:

         (1) The Company shall not be authorized to indemnify, and shall not indemnify, DH Capital for any claims arising from, related to, or in connection with DH Capital's pre-petition performance of services;

         (2) Subject to the provisions of subparagraphs E(3) and (4) infra, the Company shall be authorized to indemnify, and shall indemnify, DH Capital, in accordance with this Agreement, for any claim arising from, related to, or in connection with DH Capital's post-petition performance of the services described in this Agreement;

         (3) Notwithstanding any provisions of this Agreement to the contrary, the Company shall have no obligation to indemnify DH Capital, or provide contribution or reimbursement to DH Capital, for any claim or expense that is either (i) judicially determined (the determination having become final) to have arisen from negligence, misfeasance or willful misconduct of DH Capital, or (ii) settled prior to a judicial determination as to DH Capital's negligence, misfeasance or willful misconduct, but determined by the Bankruptcy Court, after notice and a hearing, to be a claim or expense for which DH Capital should not receive indemnity, contribution or reimbursement under the terms of the Agreement;

         (4) If, before the earlier of (i) the entry of an order confirming a Chapter 11 Plan of Reorganization for the Company (that order having become a final order no longer subject to appeal), and (ii) the entry of an order closing the Company's Chapter 11 cases, DH Capital believes that it is entitled to the payment of any amounts by the Company on account of the Company's indemnification, contribution and/or reimbursement obligations under this Agreement, including without limitation the advancement of defense costs, DH Capital must file an application therefore in the Bankruptcy Court, and the Company may not pay any such amounts to DH Capital before the entry of an order by the Bankruptcy Court approving the payment.

    F. No person or entity, other than the Company and its professionals, shall be entitled to make use of, or rely upon, the advice, services or material rendered or provided by DH Capital hereunder, and the Company

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         shall not directly or indirectly disseminate, distribute or otherwise make available any advice, services or materials prepared by DH Capital without DH Capital's prior written consent.

    G. DH Capital waives any and all claims (including without limitation all options to acquire capital stock of the Company) relating to the period prior to the Company filing for Chapter 11 Bankruptcy protection.

    H. It is understood and agreed that it shall be a condition precedent to the effectiveness of this Agreement that this Agreement and DH Capital's retention hereunder is approved by the U.S. Bankruptcy Court for the Eastern District of Pennsylvania.

    I. In the event that the Company's Chapter 11 proceeding is converted to a Chapter 7 proceeding, any Trustee so appointed shall not be bound by the terms of this Agreement, but DH Capital reserves its rights hereunder to assert that any post-petition services provided by it to the Company substantially benefited the Company's bankruptcy estate.

    J. DH Capital agrees to maintain the confidentiality of all information provided to it by the Company regarding the Company or a Transaction, and shall not disclose any such information to any person other than employees of DH Capital without the prior consent of the Company. The obligations regarding confidential information received hereunder shall not apply to any such information which: (1) is or become part of the public domain or is or becomes publicly available without breach hereof by DH Capital; or (2) is lawfully acquired by DH Capital from a source not under any obligation to the Company regarding disclosure of such information and its release is expressly authorized by such source; or
         (3) is disclosed to any third party by or with the permission of the Company without confidentiality restrictions; or (4) is developed by or on behalf of DH Capital by individuals who have not received confidential information hereunder.

    K. This Agreement, (i) embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, and may not be modified or amended or any term or provision hereof waived or discharged, except in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced; and (ii) is not assignable (except to an Operating Subsidiary) without the prior written consent of the other party; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise; (iii) has in all respects been duly authorized, executed, and delivered by and on behalf of the Company and DH Capital; and (iv) shall be interpreted, construed, enforced and governed by the applicable laws of the Commonwealth of Pennsylvania. Kindly acknowledge that the foregoing accurately reflects our agreement with respect to the subject matter thereof, by signing the enclosed copy of this letter and returning the same to the undersigned.

                                                        Very truly yours,

                                                        Peter B. Hopper
                                                        Managing Member
                                                        DH Capital

                                                        /s/ Peter B. Hopper
                                                        -------------------

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THE FOREGOING IS ACCEPTED AND

AGREED TO AS OF THIS ______ DAY
OF ______________, 2003.

         By: Mr. Barry Borden

         ____________________________
By:      Chairman & CEO
         FASTNET Corp.

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